Exhibit 99.1
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        SIMTEK ANNOUNCES $4.0 MILLION COMMON STOCK INVESTMENT BY CYPRESS
              TO CO-DEVELOP ADVANCED NONVOLATILE MEMORY TECHNOLOGY

       Companies Will Share Costs to Create Next-Generation SONOS Process
                      For 0.13-Micron Embedded Applications

COLORADO SPRINGS, Colorado - May 06, 2005 - Simtek Corporation (OTCBB: SRAM), a global provider of advanced nonvolatile semiconductor memory products, and Cypress Semiconductor Corporation (NYSE: CY) today announced a comprehensive agreement to jointly develop a 0.13-micron Silicon-Oxide-Nitride-Oxide-Silicon (SONOS) nonvolatile memory process. Simtek will use the technology to produce a family of 4 Mbit nvSRAM and Value-Added-Memory (VAM) products while Cypress plans to use it in a wide variety of devices including its next-generation PSoC(TM) programmable mixed signal arrays. Initial products are scheduled for 2006.

Under the agreement Cypress will invest $4.0 million in 6,740,816 shares of Simtek common stock. Simtek will use the proceeds primarily to support the 0.13-micron process and product developments. Simtek and Cypress will work together to add the SONOS nonvolatile capability to Cypress's baseline CMOS process, which is in production at its Minnesota wafer fabrication plant. Both Simtek and Cypress will develop independent, non-competing products to be manufactured on the process, with each company benefiting from manufacturing efficiencies driven by their combined volumes.

"We are highly motivated to add SONOS to our 0.13-micron line," said T.J. Rodgers, Cypress's president and CEO. "Over several years of development at Cypress, the SONOS process has proven to be robust, manufacturable and cost-effective. This new relationship with Simtek enables both companies to share experience, intellectual property and development costs to bring a wide range of products to market more quickly while improving production efficiencies."

"Simtek is very excited to engage with a company of Cypress's stature and capabilities," stated Douglas Mitchell, Simtek's president and CEO. "We have excellent engineering and production relationships with our other manufacturing partners, including, Chartered Semiconductor and DongbuAnam Semiconductor. This new relationship with Cypress achieves the "next-step" in Simtek's ability to deliver a wide range of high performance products to the marketplace. With Cypress's support and endorsement of SONOS technology, we believe that the broad market will grow larger and more rapidly."

Mitchell added that the relationship with Cypress is expected to lead to an extended range of products beyond the 0.8- and 0.25-micron products already in


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production. "By increasing the range of densities and performance options, we'll continue to grow our ability to serve broader and larger markets," he said. "Revenues are expected to grow with our existing processes in the foreseeable future, while the addition of 0.13-micron technology supports 4 Mbit nvSRAMs, a family of Value-Added-Memory variants and the potential for innovative new architectures. It's too early to make specific revenue projections, but we consider the Cypress relationship and the capability to offer a complete family of products to be major milestones in Simtek's ability to develop markets."

Cypress is a leading developer of SONOS and has used the technology in its PSoC Programmable System on Chip(TM) devices for several years. The technology is noted for low-cost, non-volatile elements that integrate well with advanced CMOS technologies, enabling low-cost, high-performance reprogrammable products. Cypress's PSoC devices are configurable mixed signal arrays that integrate a fast 8-bit microcontroller with many peripheral functions typically found in an embedded design. PSoC devices provide the advantages of an ASIC without the ASIC NRE or turnaround time. A single PSoC device can integrate as many as 100 peripheral functions with a microcontroller, saving customers design time, board space and power consumption. Customers can save from five cents to as much as $10 in system costs.

Simtek's Value-Added-Memory architecture leverages its core nvSRAM architecture by adding an on-chip microcontroller, programmable logic gates, low-power oscillator and internal communication bus, supporting quick-turn, low-cost implementations of additional features such as a real-time clock and serial input/output. These features dramatically add to the range of supported applications with little incremental cost.

ABOUT SIMTEK CORPORATION

Simtek Corporation produces fast, re-programmable, nonvolatile semiconductor memory products. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com; by calling (719) 531-9444; or fax (719) 531-9481. The company is headquartered in Colorado Springs, Colorado, with international sales and marketing channels. Simtek is listed under the symbol SRAM on the OTC Electronic Bulletin Board.

ABOUT CYPRESS SEMICONDUCTOR CORPORATION

Cypress solutions are at the heart of any system that is built to perform: consumer, computation, data communications, automotive, industrial, and solar power. Leveraging a strong commitment to customer service and performance-based process and manufacturing expertise, Cypress's product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, network search engines, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions, and reconfigurable mixed-signal arrays. Cypress stock is traded on the New York Stock Exchange under the ticker symbol CY. More information about the company is available online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting the Company's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability; expectations of the business environment in which Simtek operates; current and anticipated increased demand for our products; the level and timing of orders that we



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receive and that we can deliver in a specified period; levels of inventories at our distributors and other customers; inventory mix and timing of customer orders; the success of cost-reduction efforts; our timely introduction and the market acceptance of new technologies and products; maintaining or improving our level of product shipments; our ability to obtain any required financing in a timely manner; and factors not directly related to Simtek, such as competitive pressures on pricing, market conditions in general, competition, technological progression, product obsolescence, and the changing needs of potential customers and the semiconductor industry in general; and current political conditions and negative trends in the global economy.
For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent 10-QSB and 8K filings.


PR Contacts:
Kim Stankey
Simtek Corp
(719) 531-9444
stankey@simtek.com

Ed Rebello
Cypress Semiconductor Corp.
(408) 545-7665
ewr@cypress.com